Exhibit 99.1

ImClone Systems
Incorporated
180 Varick Street
New York, NY 10014
Tel: (212) 645-1405
Fax: (212) 645-2054
www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Reports Diluted Earnings Per Share of $.45

Erbitux® U.S. In-Market Quarterly Sales Reach $84.1 Million

Announces Formation of Sales Force

New York, NY – October 28, 2004 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the third quarter and nine months ended September 30, 2004.

Total revenues for the third quarter of 2004 were $94.8 million as compared with $23.6 million for the third quarter of 2003 and $71.5 million in the second quarter of 2004. Revenues include four principal components:

•                  License fees and milestone revenue of $23.0 million in the third quarter of 2004 compared with $13.9 million in the third quarter of 2003 and $18.1 million in the second quarter of 2004.  In 2004, third quarter license fees and milestone revenues were higher than second quarter amounts reflecting higher Erbitux® (cetuximab) clinical development spending by ImClone Systems and Bristol-Myers Squibb in the third quarter;

•                  Manufacturing revenue of $30.0 million in the third quarter of 2004 (no manufacturing revenue was recorded in 2003) compared with $14.8 million in the second quarter of 2004. The quarter-to-quarter increase principally reflects higher volume purchases by Bristol-Myers Squibb in the third quarter. Purchases by Bristol-Myers Squibb are timed at their discretion to accommodate forecasts and safety stock needs, and are not necessarily indicative of historical in-market sales or future sales expectations. No commercial product was sold to Merck KGaA during the third quarter of 2004;

•                  Royalty revenue of $34.1 million in the third quarter of 2004 (no royalty revenue from Erbitux sales was recorded in the third quarter of 2003) compared with $28.5 million in the second quarter of 2004, reflecting global, in-market Erbitux sales in the third quarter of $114.6 million. Royalty revenue for the third quarter of 2004 includes $32.8 million representing 39% of Bristol-Myers Squibb’s in-market Erbitux net sales of $84.1 million, compared with second quarter in-market net sales of $71.4 million, an increase of 18%. These in-market sales, reflecting a drop-ship distribution methodology, represent Erbitux shipments to end-user accounts only, with no wholesaler stocking. Also included in third quarter 2004 royalty revenue is $1.3 million from Merck KGaA based on their in-market sales of $30.5 million; and

•                  Collaborative agreement revenue of $7.8 million in the third quarter of 2004 compared with $9.5 million in the third quarter of 2003 and $10.1 million in the second quarter of 2004. Included in the third quarter 2004 amount are reimbursements for royalty expenses of approximately $1.6 million.

Total operating expenses for the third quarter of 2004 were $47.3 million, compared with $39.1 million in the third quarter of 2003 and $44.1 million in the second quarter of 2004. Operating expenses included four principal components:

•                  Research and development expenses for the third quarter of 2004 were $17.6 million compared with $21.2 million in the third quarter of 2003 and $18.8 million in the second quarter of 2004. The principal reason for the 2004 versus 2003 decline is that prior to FDA approval of Erbitux on February 12, 2004, costs to manufacture or purchase the product were included as a component of research and development expenses; subsequent to that date, such costs have been capitalized as inventory; third-quarter expenses were lower than second-quarter expenses principally because the second quarter included compensation expenses related to the issuance of stock options to the Company’s Scientific Advisory Board;

•                  Clinical and regulatory expenses in the third quarter of 2004 and in the third quarter of 2003 were $7.6 million, compared with $6.2 million in the second quarter of 2004;

•                  Marketing, general and administrative expenses were $14.8 million in the third quarter of 2004 compared with $13.8 million in the third quarter of 2003 and $13.6 million in the second quarter of 2004. The increases versus the prior year and previous quarter principally reflect costs associated with the Company’s marketing programs and higher consulting fees relating to Sarbanes-Oxley Act compliance; and

•                  Royalty expenses were $7.0 million in the third quarter of 2004 (no such expenses were incurred in 2003) compared with $5.4 million in the second quarter of 2004. Approximately $1.6 million of these expenses were reimbursed as a component of Collaborative agreement revenue, resulting in net royalty expenses of $5.4 million for the third quarter of 2004. As was the case in the second quarter, these third quarter expenses reflect actual and probable obligations relating to certain Erbitux license agreements (both executed and under negotiation) with respect to intellectual property.

The effective tax rate for the full year 2004 is now estimated to be 14%, compared with an estimate of 10% for the full year which had been utilized in the two previous quarters of 2004, resulting in an effective tax rate of 21.6% for the third quarter of 2004.  This change is due to an increase in the Company’s estimate of full-year profits which now are greater than the portion of net operating losses that may be utilized for financial reporting purposes in 2004.

Net income for the third quarter of 2004 was $39.8 million with basic income per share of $.48 and diluted income per share of $.45 compared with a net loss of $16.5 million in the third quarter of 2003 with a loss per basic and diluted common share of $.22.

Total revenues for the nine months ended September 30, 2004 were $276.0 million compared with $61.0 million for the same period in 2003. Year-to-date in-market sales of Erbitux were

$173.0 million in the U.S. and $50.5 million internationally, for a global year-to-date total of $223.5 million. Operating expenses for the nine months ended September 30, 2004 were $130.2 million compared with $144.7 million for the same period in 2003. Net income for the first nine months of 2004 was $126.8 million with basic income per share of $1.62 and diluted income per share of $1.47 compared with a net loss for the same period in 2003 of $86.2 million, with a net loss per basic and diluted common share of $1.16.

ImClone Systems also announced today that it has established a sales force to maximize potential commercial opportunities for Erbitux and to serve as a foundation for the marketing of future products derived either from within the Company’s pipeline or through business development opportunities.  The first 13 sales professionals were redeployed from ImClone Systems’ field force of Scientific Services Liaisons (SSLs), a group that calls on pre-clinical researchers to enhance the base of pre-clinical knowledge and studies supporting Erbitux.  As it has been launched from existing personnel, the sales force did not have a material impact on marketing, general and administrative expenses for the quarter.  The Company expects that, by the end of the year, it will employ a total of 43 sales professionals and 6 SSLs.

“ImClone Systems has made significant progress with Erbitux from both a commercial and clinical perspective during this past quarter,” stated Daniel S. Lynch, Chief Executive Officer of ImClone Systems.  “We continue to be pleased with the Erbitux launch, which is among the most successful oncology product launches to date, and believe that the formation of a sales force markedly furthers our goal of becoming a fully integrated oncology biopharmaceutical company.”

“We continued to make strong financial progress through the first nine months of the year,” said Michael J. Howerton, Chief Financial Officer of ImClone Systems. “We look forward to providing supporting details underlying actual U.S. in-market Erbitux sales to date and addressing certain key trends and assumptions for the fourth quarter of 2004 and the full year 2005.”

Conference Call

ImClone Systems will host a conference call with the financial community to discuss 2004 third quarter financial results, today, October 28, 2004 at 11:00 AM Eastern Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on October 28, 2004.

Those parties interested in participating via telephone may join by dialing (888) 694-4641, or (973) 935-8512 for calls outside of Canada and the United States. A telephone replay of the conference call will be available shortly after the call until November 5, 2004 at midnight Eastern Time. To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter passcode number 4697335.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New

York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	September 30,
	2004	2003
Revenues:
License fees and milestone revenue	$22,958	$13,908
Manufacturing revenue	29,952	—
Royalty revenue	34,137	214
Collaborative agreement revenue	7,785	9,461
Total revenues	94,832	23,583
Operating expenses:
Research and development	17,635	21,190
Clinical and regulatory	7,595	7,590
Marketing, general and administrative	14,816	13,750
Royalty expense	7,032	—
Cost of manufacturing revenue	223	—
Other	—	(3,384)
Total operating expenses	47,301	39,146

Operating income (loss)	47,531	(15,563)

Other (income) expense, net	(3,227)	834

Income (loss) before income taxes	50,758	(16,397)
Provision for income taxes	10,975	123

Net income (loss)	$39,783	$(16,520)

Income (loss) per common share:
Basic	$0.48	$(0.22)
Diluted	$0.45	$(0.22)
Shares used in calculation of income (loss) per share:
Basic	82,514	74,505
Diluted	88,294	74,505

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Statements of Operations

(Unaudited)

(in thousands, except per share data)

	First	Second	Third	Nine Months Ended
	Quarter	Quarter	Quarter	September 30,
	2004	2004	2004	2004	2003
Revenues:
License fees and milestone revenue	$67,498	$18,148	$22,958	$108,604	$35,987
Manufacturing revenue	25,504	14,796	29,952	70,252	—
Royalty revenue	7,145	28,460	34,137	69,742	517
Collaborative agreement revenue	9,470	10,133	7,785	27,388	24,525
Total revenues	109,617	71,537	94,832	275,986	61,029
Operating expenses:
Research and development	20,211	18,836	17,635	56,682	93,620
Clinical and regulatory	7,062	6,202	7,595	20,859	23,592
Marketing, general and administrative	11,628	13,577	14,816	40,021	30,852
Royalty expense	1,496	5,405	7,032	13,933	—
Cost of manufacturing revenue	213	123	223	559	—
Other	(1,815)	—	—	(1,815)	(3,319)
Total operating expenses	38,795	44,143	47,301	130,239	144,745

Operating income (loss)	70,822	27,394	47,531	145,747	(83,716)

Other expense (income), net	1,115	381	(3,227)	(1,731)	2,106

Income (loss) before income taxes	69,707	27,013	50,758	147,478	(85,822)
Provision for income taxes	6,971	2,701	10,975	20,647	337

Net income (loss)	$62,736	$24,312	$39,783	$126,831	$(86,159)

Income (loss) per common share:
Basic	$0.83	$0.31	$0.48	$1.62	$(1.16)
Diluted	$0.76	$0.29	$0.45	$1.47	$(1.16)
Shares used in calculation of income (loss) per share:
Basic	75,259	77,373	82,514	78,395	74,009
Diluted	84,833	89,127	88,294	88,058	74,009

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Balance Sheets

(Unaudited)

(in thousands)

	September 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$246,499	$56,850
Securities available for sale	660,818	49,498
Other current assets	105,261	16,222
Total current assets	1,012,578	122,570

Property, plant and equipment, net	312,109	245,901
Other assets	28,465	13,124
Total assets	$1,353,152	$381,595

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$187,195	$125,785
Deferred revenue, long term	378,253	286,362
Long-term obligations	600,000	240,041
Total liabilities	1,165,448	652,188

Stockholders’ equity (deficit)	187,704	(270,593)
Total liabilities and stockholders’ equity (deficit)	$1,353,152	$381,595